                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A



                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 18, 1998


                         Commission file number 0-23802
                                                -------


                          MOTIVEPOWER INDUSTRIES, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)



              DELAWARE                                       82-0461010
              --------                                       ----------
    (State or other jurisdiction                         (I.R.S. Employer
          of incorporation)                            Identification Number)


         Two Gateway Center, 14th Floor, Pittsburgh, Pennsylvania 15222
         --------------------------------------------------------------
               (Address of principal executive offices; zip code)



                                 (412) 201-1101
                                 --------------
                (Registrant's Telephone No., including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On November 18, 1998, MotivePower Industries, Inc. (the Company) announced the acquisition, through MotivePower Investments Limited, of Young Radiator Company (Young), a privately held manufacturer of heat transfer products, for $79.3 million in cash, which considers the Company acquiring cash and investments of approximately $11.0 million. The Company acquired 100% of the common stock of Young. The acquisition agreement was negotiated between the Company and Fred Young, the owner of the majority of the Young shares issued and outstanding. The Company plans to file an IRC Section 338(h)(10) election. The Company utilized borrowing capacity under its domestic revolver to fund the acquisition.

         Founded in 1927, Young is a leading manufacturer of radiators, air coolers and heat exchange systems for rail and industrial power-related markets. Young's products are used in locomotives, construction and mining vehicles, diesel and gas engines, military vehicles, stationary generator sets and industrial, off-the-road equipment. Young recorded net sales of $48.2 million for its fiscal year ended December 31, 1997 with assets of $35.4 million and stockholders' equity of $28.9 million. Young has approximately 440 employees.

         Young's assets included owned real property, machinery, and office equipment located in Racine, WI (approximately 235,000 square feet), Lexington, TN (approximately 180,000 square feet) and Centerville, IA (approximately 110,000 square feet). Young utilized such assets in the manufacturing and sale of its product offerings. It is the Company's current intention that the acquired assets will continue in that same use while the Company seeks synergies with its other operations. The transaction will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations."


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of  businesses acquired.

         (1) Audited balance sheet of Young Radiator Company as of December 31, 1997 and the related statements of income, changes in shareholders' investment, and cash flows for the year then ended.

(b)      Pro forma financial information.

         (1) Pro forma financial data for the year ended December 31, 1997 and the nine months ended September 30, 1998, reflecting the acquisition by the Company of Young Radiator Company.

(c)      Exhibits

         (2) Stock Purchase Agreement by and among Fred M. Young, Jr.; Sandra H. Young; Fred M. Young, Jr., custodian for Ryan S. Young under the Wisconsin Uniform Gifts to Minors Act; Fred M. Young, Jr., trustee of the Ariel H. Young irrevocable trust of 1996 and MotivePower Industries, Inc. dated September 3, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Young Radiator Company:

We have audited the accompanying balance sheet of Young Radiator Company (a Wisconsin corporation) as of December 31, 1997, and the related statements of income, changes in shareholders' investment, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Young Radiator Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                            /s/  ARTHUR ANDERSEN LLP



                                            Milwaukee, Wisconsin
                                            January 30, 1998

                             YOUNG RADIATOR COMPANY


                               STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997



NET SALES                                                                                             $48,168,945

COST OF SALES                                                                                          37,313,712
                                                                                                      -----------

         Gross profit                                                                                  10,855,233

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                                            4,058,965
                                                                                                      -----------

         Income from operations                                                                         6,796,268

OTHER INCOME (EXPENSE):
  Interest and dividend income and net realized gains on marketable securities                          1,040,366
  Other expense, net                                                                                     (205,031)
                                                                                                      -----------

                                                                                                          835,335
                                                                                                      -----------

NET INCOME                                                                                            $ 7,631,603
                                                                                                      ===========

Basic and diluted earnings per share                                                                  $   190,790
                                                                                                      ===========

Basic and diluted weighted average shares outstanding                                                      40
                                                                                                      ===========



The accompanying notes to financial statements are an integral part of this statement.

                             YOUNG RADIATOR COMPANY

                                  BALANCE SHEET

                             AS OF DECEMBER 31, 1997


                                     ASSETS

CURRENT ASSETS:
  Cash                                                             $      9,115
  Marketable securities available-for-sale                           10,634,160
  Accounts receivable, less reserve for doubtful
    accounts of $150,000                                              5,929,794
  Inventories                                                         5,456,983
                                                                   ------------
         Total current assets                                        22,030,052

OTHER ASSETS                                                            457,877


PROPERTY, PLANT AND EQUIPMENT, NET
   Land and buildings                                                12,485,241
   Machinery and equipment                                           17,655,427
   Furniture and fixtures                                             1,064,697
   Vehicles                                                             649,807
                                                                   ------------
                                                                     31,855,172

Less-  Accumulated depreciation                                     (18,926,836)

Less-  Unamortized investment credit                                    (38,415)
                                                                   ------------


Net property, plant and equipment                                    12,889,921
                                                                   ------------



                                                                   $ 35,377,850
                                                                   ============


                                 LIABILITIES AND
                            SHAREHOLDERS' INVESTMENT

CURRENT LIABILITIES:
  Accounts payable                                                 $  1,798,091
  Accrued expenses-
     Payroll and commissions                                            384,488
     Vacation benefits                                                  680,101
     Health insurance claims                                            300,000

     Warranty                                                           548,811
     Real estate taxes                                                  235,000
     Workers compensation claims                                        280,000
     State income taxes                                                  61,407
     Other                                                                4,076
  Current portion of postretirement benefits                            189,621
                                                                   ------------
         Total current liabilities                                    4,481,595

LONG-TERM PENSION BENEFITS                                              394,066

LONG-TERM POSTRETIREMENT BENEFITS,
   NET OF CURRENT PORTION                                               251,109

OTHER LONG-TERM LIABILITIES                                           1,347,500


SHAREHOLDERS' INVESTMENT:
  Common stock, no par or stated value, 141
  shares authorized, 40 shares issued and outstanding                         -

  Additional paid in capital                                            465,332
  Retained earnings                                                  28,279,524
  Unrealized gains on securities available-for-sale                     158,724
                                                                   ------------
         Total shareholders' investment                              28,903,580
                                                                   ------------

                                                                   $ 35,377,850
                                                                   ============


The accompanying notes to financial statements are an integral part of this balance sheet.

                             YOUNG RADIATOR COMPANY


                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                         $ 7,631,603
    Adjustments to reconcile net income to net cash provided by operating activities-
        Provision for depreciation                                                                     1,320,667
        Net loss on sale of equipment                                                                      3,484
         Increase in accounts receivable                                                                (836,788)
         Increase in inventories                                                                        (130,798)
         Increase in other assets                                                                        (31,334)
         Increase in accounts payable                                                                    388,984
         Decrease in accrued liabilities                                                                (237,602)
         Decrease in accrued pension benefits                                                           (630,788)
         Decrease in accrued postretirement benefits                                                     (95,415)
                                                                                                     -----------

           Net cash provided by operating activities                                                   7,382,013
                                                                                                     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                                                (1,480,701)
  Sales of marketable securities available-for-sale, net of unrealized holding gains
                                                                                                       1,037,653
                                                                                                     -----------

           Net cash used in investing activities                                                        (443,048)
                                                                                                     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Distribution to shareholders                                                                       (7,200,000)
                                                                                                     -----------

NET DECREASE IN CASH                                                                                    (261,035)

CASH, beginning of year                                                                                  270,150
                                                                                                     -----------

CASH, end of year                                                                                    $     9,115
                                                                                                     ===========

Supplemental Disclosure of Cash Flow Information:
  Cash paid for state income taxes                                                                   $   317,276
  Cash paid for interest                                                                                       -


The accompanying notes to financial statements are an integral part of this statement.

                             YOUNG RADIATOR COMPANY


                STATEMENT OF CHANGES IN SHAREHOLDERS' INVESTMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1997




                                                    Shares      Additional                Unrealized Gains      Total
                                                  Issued and     Paid in     Retained       on Securities   Shareholders'
                                                Outstanding(1)   Capital     Earnings    Available-for-Sale   Investment
                                                --------------  ----------  -----------  ------------------ -------------
BALANCE, December 31, 1996                            40         $465,332   $27,847,921      $ 13,011         $28,326,264

     Unrealized marketable securities gains            -                -             -       145,713             145,713

     Dividends paid ($180,000 per share)               -                -    (7,200,000)            -          (7,200,000)

     Net income                                        -                -     7,631,603             -           7,631,603
                                                     ---         --------   -----------      --------         -----------

BALANCE, December 31, 1997                            40         $465,332   $28,279,524      $158,724         $28,903,580
                                                     ===         ========   ===========      ========         ===========


(1)      Common stock--authorized 141 shares of no par value


The accompanying notes to financial statements are an integral part of this statement.

                             YOUNG RADIATOR COMPANY


                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


(1)      Summary of the Business and Significant Accounting Policies-

         (a)      Description of the business-

                  Young Radiator Company (the "Company") is a privately held company with a general office located in Racine, Wisconsin and operating plants located in Centerville, Iowa and Lexington, Tennessee. The Company manufactures a broad range of radiators, shell and tube heat exchangers, oil coolers and charge air coolers. Customers served include manufacturers in the locomotive, diesel engine, bus, military, off-highway vehicle and equipment markets, as well as customers in the industrial and engine packager markets primarily in North America. The Company grants credit to substantially all of its customers. Approximately 37% of the net sales of the Company were divided between two customers in the locomotive industry in 1997.

         (b)      Inventories-

                  Inventories are valued at the lower of cost or market, determined on a last-in, first-out (LIFO) basis. Inventory costs include material, labor and factory overhead.

                  All of the Company's inventories are accounted for using the last-in, first-out (LIFO) method. Inventories at December 31, 1997, included the following:

                  Raw materials                                                                        $ 4,373,964
                  Work-in-process and finished products                                                  3,172,016
                                                                                                       -----------
                  Inventories at FIFO cost                                                               7,545,980
                  LIFO reserve                                                                          (2,088,997)
                                                                                                       -----------
                      Total inventories at LIFO cost                                                   $ 5,456,983
                                                                                                       ===========

         (c)      Property, plant and equipment-

                  Property, plant and equipment are carried at cost. Expenditures for additions, and major renewals and betterments, which extend the life of an asset, are capitalized, while maintenance and repairs are expensed as incurred.

         (d)      Depreciation-

                  Property, plant and equipment is depreciated using both straight-line and accelerated methods of depreciation for financial reporting purposes over their useful lives as follows:

                  Buildings                               20 years
                  Machinery and equipment                 5 - 15 years
                  Furniture and fixtures                  5 - 15 years
                  Vehicles                                5 years

         (e)      Use of estimates-

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (f)      Revenue recognition-

                  Revenue is recognized when inventory is shipped to the customer.

         (g)      Advertising costs-

                  Costs incurred for producing and communicating advertising are expensed when incurred. Total advertising costs incurred during 1997 were approximately $255,000.

         (h)      Impairment of long-lived assets-

                  The Company assesses the recoverability of the carrying amount of long-lived assets currently held when various events or changes in circumstances indicate that the assets may be impaired.

         (i)      Earnings per share-

                  Earnings per share have been computed based upon the weighted average number of shares outstanding. The Company does not have any dilutive common stock equivalents. Accordingly, basic and diluted earnings per share are the same for the period presented.

         (j)      Other assets-

                  Included in other assets as of December 31, 1997, was $299,593 of cash surrender value related to a life insurance policy on the Company's president and majority shareholder. The face amount of this policy is $1 million.

         (k)      Warranty-

                  The Company offers a one-year limited warranty on its products, which begins at the time of sale to a customer. The Company accrues for these warranty costs at the time of sale.

(2)      Marketable Securities Available-for-Sale-

         The Company classifies its investments in marketable securities as available-for-sale. As a result, these investments have been recorded at December 31, 1997, at fair market value with the net unrealized holding gains (losses) excluded from earnings and recorded as a separate component of shareholders' investment.

         The cost and fair market value of the Company's investments, which primarily consist of corporate bonds and governmental securities, at December 31, 1997, by contract maturity, is shown below:


                                                                           Fair Market
                                                              Cost            Value
                                                          -----------      -----------
         Due in 1 year or less                            $   890,701      $   892,315
         Due after 1 year through 5 years                   4,989,349        5,002,951
         Due after 5 years through 10 years                 3,466,106        3,563,227
         Due after 10 years                                 1,129,280        1,175,667
                                                          -----------      -----------
                                                          $10,475,436      $10,634,160
                                                          ===========      ===========

         Although the investments mature at various times, the Company classifies all investments as short-term as they are considered available-for-sale. The net unrealized holding gains of $158,724 as of December 31, 1997, are reflected as a separate component of shareholders' investment.

(3)      Pension Benefits-

         The Young Radiator Company Pension Plan (the "Plan") is a defined benefit pension plan covering substantially all of the employees of the Company. The benefits under the Plan are based on years of service. The Company's funding policy for the Plan is to contribute annually at least the minimum required by applicable regulations.

         Net pension (income) expense includes the following components:

         Service cost-benefits attributed to service during the year           $   302,524
         Interest cost on projected benefit obligation                           1,253,164
         Expected return on Plan assets                                         (1,924,535)
         Net amortization                                                         (261,941)
                                                                               -----------
                  Net periodic pension income                                  $  (630,788)
                                                                               ===========

         The following table sets forth the Plan's funded status and amounts recognized at December 31, 1997, based upon actuarial data and market value of Plan assets (primarily fixed income mutual funds) as of September 30, 1997:

          Actuarial present value of benefit obligations:
            Accumulated benefit obligation, including vested
              benefits of $16,551,454                                                       $(17,136,785)
                                                                                            ============

             Projected benefit obligation for service rendered to date                      $(18,641,278)
             Plan assets at fair value                                                        25,008,127
                                                                                            ------------
             Projected benefit obligation less than Plan assets                                6,366,849
             Unrecognized net gain                                                            (7,027,953)
             Unrecognized prior service cost                                                     267,038
                                                                                            ------------

          Accrued pension benefits                                                          $   (394,066)
                                                                                            ============

         The actuarial assumptions used to determine net pension income during 1997 and the projected benefit obligation at September 30, 1997 were:

                  Discount rate                                7.0%
                  Expected long-term rate of return            8.5%
                  Expected salary scale                        5.0%

(4)      Postretirement Benefits-

         In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for certain retired employees ("Postretirement Benefits"). The Company follows FASB Statement No. 106 "Employers' Accounting for Postretirement Benefits, Other than Pensions" ("SFAS No. 106"), which requires that the expected cost of these Postretirement Benefits be charged to expense in the years the employees render the services necessary to earn their benefits.

         The components of the Company's net periodic Postretirement Benefit expense are as follows:

         Interest cost on accumulated postretirement benefit obligation                $30,995
         Actuarial loss                                                                  6,582
                                                                                       -------

         Net periodic Postretirement Benefit expense                                   $37,577
                                                                                       =======

         The Company does not offer Postretirement Benefits to its current employees. The Company also capped future Postretirement Benefits to retired employees to a flat defined benefit amount. Therefore, any future increases in Postretirement Benefit costs beyond the defined established benefit amount will be the responsibility of the retired employee.

         The following table sets forth the funded status for the Postretirement Benefits at December 31, 1997, based upon actuarial data as of September 30, 1997:

          Accumulated Postretirement Benefit obligation                                    $(440,730)
          Plan assets at market value                                                              -
                                                                                           ---------

          Accumulated Postretirement Benefit obligation in excess of
            plan assets                                                                     (440,730)
          Unrecognized net gain/loss from experience different from
            that assumed and from changes in assumptions                                           -
          Unamortized transition obligation                                                        -
                                                                                           ---------

          Accrued Postretirement Benefits                                                  $(440,730)
                                                                                           =========

         At December 31, 1997, the Company has $189,621, of accrued Postretirement Benefits included in current accrued liabilities.

         The discount rate used in determining the accumulated Postretirement Benefit obligation was 7.5%. As the Company has defined and capped the future Postretirement Benefits, future cost trend rates will not impact the cost of the Postretirement Benefits.

         The Company maintains the right to unilaterally modify or eliminate such Postretirement Benefits, which, if acted upon, could significantly change the liability.

(5)      Bank Lines of Credit-

         At December 31, 1997, the Company had unsecured bank lines of credit available totaling $3,500,000, with no outstanding borrowings. During 1997, the Company did not borrow on these lines of credit. The Company is not required to maintain compensating balances on the lines. The lines of credit mature in August of 1998 and June of 1998.

(6)      Income Taxes and Stockholder Distributions-

         The Company and its shareholders have elected, for Federal and state income tax purposes, to be taxed as an "S" corporation. As an "S" corporation, the Company's taxable income or loss is includable in the individual tax return of its shareholders for Federal and state income tax purposes. The Company intends to make future distributions to its shareholders to allow for payment of the future income taxes.

         In the event the "S" corporation election is terminated, a net deferred income tax benefit for timing differences between financial statement and income tax reporting related to postretirement medical and life insurance expenses, pension expense, inventory costs, depreciation and other items would be reflected in the Company's financial statements.

(7)      Contingencies-

         The Company has received a notice from the current owners of a prior operating plant indicating that the Company is the responsible party for the contamination of the prior operating plant site. The current owner seeks to recover from the Company the estimated costs of cleaning up the alleged contamination. Although management has not completed its investigation of this matter, it believes this matter could ultimately have an unfavorable impact on the Company's financial position; however, the ultimate decision may not be known for some time. The Company has accrued, as a component of other accrued long-term liabilities, $1,000,000 related to this matter as management's best estimate of the ultimate settlement cost. While the estimated accrued costs are considered adequate by management, the ultimate net amount paid may be greater or less than the amount estimated.

         In addition, the Company is one of several potentially responsible parties ("PRPs") in an action in which the Environmental Protection Agency ("EPA") seeks to recover the estimated costs of cleaning up a landfill alleged to be contaminated by toxic waste materials. The EPA sent the Company a "Special Notice" letter requesting reimbursement of certain investigation and cleanup costs and also providing an opportunity to participate in future remedial action. The letter, which identified the Company as 138th of 362 PRPs, alleges the Company has a percentage contribution of .05006%. The Company has and continues to argue for a lower volumetric percentage. The Company has not accrued a liability for this matter.

         The Company believes that the outcome of these proceedings, individually and in the aggregate, will not have a materially adverse effect on the Company's operations.

(8)      Accounting Pronouncements-

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined as net income and all other non-shareholder changes in equity. This pronouncement, which will be adopted in 1998, will only impact the Company's financial statement disclosures.

         Beginning on January 1, 1998, the Company will be required to adopt Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Because the Company currently accounts for computer software costs in accordance with the SOP, it will not have an impact on the Company's financial position or results from operations.

                      UNAUDITED PRO FORMA CONSOLIDATED DATA

         The following unaudited pro forma income statement data for the year ended December 31, 1997 and the nine months ended September 30, 1998 have been prepared based on historical income statements of the Company, as adjusted to reflect the acquisition of Young Radiator as if it had occurred on January 1, 1997. The pro forma income statement data may not be indicative of the future results of operations or what the actual results of operations would have been had the acquisition described above been effective January 1, 1997. The unaudited pro forma balance sheet has been prepared assuming Young Radiator was acquired on September 30, 1998.

                                                                            UNAUDITED PRO FORMA INCOME STATEMENT
                                                                              (In thousands except share data)
                                                                                      December 31, 1997
                                                                    --------------------------------------------------
                                                                                      Young
                                                                    MotivePower      Radiator
                                                                     Industries      Company    Adjustments      Total
                                                                    ------------     --------   -----------      -----
Net sales                                                            $ 305,930      $ 48,169    $     -       $ 354,099
Cost of sales                                                         (233,588)      (37,879)      (694) (1)   (272,161)
                                                                     ---------      --------    -------       ---------
Gross profit                                                            72,342        10,290       (694)         81,938
Selling, general and
  administrative expenses                                              (37,724)       (4,125)      (921) (2)    (42,770)
                                                                     ---------      --------    -------       ---------
Operating income                                                        34,618         6,165     (1,615)         39,168
Investment income                                                          761         1,041     (1,041) (3)        761
Interest expense                                                        (5,163)            -     (4,598) (4)     (9,761)
Other income                                                             2,003           426          -           2,429
Foreign exchange loss                                                     (230)            -          -            (230)
                                                                     ---------      --------    -------       ---------
Income before income taxes                                              31,989         7,632     (7,253)         32,368
Income tax expense                                                     (11,713)            -       (136) (5)    (11,849)
                                                                     ---------      --------    -------       ---------
Net income                                                           $  20,276      $  7,632    $(7,390)      $  20,518
                                                                     =========      ========    =======       =========

Earnings per common share -basic:
Net income                                                                                                    $    1.16
                                                                                                              =========
Adjusted weighted average commons shares outstanding                                                             17,694
                                                                                                              =========

Earnings per common share -assuming dilution:
Net income                                                                                                    $    1.13
                                                                                                              =========
Adjusted weighted average commons shares outstanding                                                             18,209
                                                                                                              =========

                                                                            UNAUDITED PRO FORMA INCOME STATEMENT
                                                                              (In thousands except share data)
                                                                                     September 30, 1998
                                                                    --------------------------------------------------
                                                                                      Young
                                                                    MotivePower      Radiator
                                                                     Industries      Company    Adjustments      Total
                                                                    ------------     --------   -----------      -----
Net sales                                                            $ 258,720      $ 37,704    $     -       $ 296,424
Cost of sales                                                         (196,946)      (28,467)      (521) (1)   (225,934)
                                                                     ---------      --------    -------       ---------
Gross profit                                                            61,774         9,237       (521)         70,490
Selling, general and
  administrative expenses                                              (29,395)       (4,113)      (690) (2)    (34,198)
                                                                     ---------      --------    -------       ---------
Operating income                                                        32,379         5,124     (1,211)         36,292
Investment income                                                          918           614       (614) (3)        918
Interest expense                                                        (3,739)          (12)    (3,466) (4)     (7,217)
Other income                                                             2,622           561          -           3,183
Foreign exchange loss                                                    2,071             -          -           2,071
                                                                     ---------      --------    -------       ---------
Income before income taxes and extraordinary item                       34,251         6,287     (5,291)         35,247
Income tax expense                                                     (11,549)            -       (359) (5)    (11,908)
                                                                     ---------      --------    -------       ---------
Income before extraordinary item                                        22,702         6,287     (5,560)         23,339
Extraordinary loss on debt extinguishment, net of income tax              (472)            -          -            (472)
                                                                     ---------      --------    -------       ---------
Net income                                                           $  20,230      $  6,287    $(5,650)      $  22,867
                                                                     =========      ========    =======       =========

Earnings per common share -basic:
Income before extraordinary item                                                                              $    1.31
Extraordinary item                                                                                                (0.03)
                                                                                                              ---------
Net income                                                                                                    $    1.28
                                                                                                              =========
Adjusted weighted average commons shares outstanding                                                             17,830
                                                                                                              =========

Earnings per common share -assuming dilution:
Income before extraordinary item                                                                              $    1.25
Extraordinary item                                                                                                (0.02)
                                                                                                              ---------
Net income                                                                                                    $    1.23
                                                                                                              =========
Adjusted weighted average commons shares outstanding                                                             18,599
                                                                                                              =========

                                                                                UNAUDITED PRO FORMA BALANCE SHEET
                                                                                    As of September 30, 1998
                                                                                         (In thousands)
                                                                    --------------------------------------------------
                                                                                      Young
                                                                    Motive Power     Radiator
                                                                     Industries      Company    Adjustments      Total
                                                                    ------------     --------   -----------      -----
ASSETS
Current Assets:
Cash and cash equivalents                                            $ 11,877        $ 11,937    $    319 (6)  $ 24,133
Receivables from customers:
  Billed, net of allowance for doubtful
    accounts                                                           45,317           7,005           -        52,322
  Unbilled                                                              1,091               -           -         1,091
Inventories                                                            99,501           5,208       1,879 (7)   106,588
Deferred income taxes                                                   8,811               -           -         8,811
Other                                                                   3,357               -           -         3,357
                                                                     --------        --------    --------      --------
    Total current assets                                              169,954          24,150       2,198       196,302

Locomotive lease fleet, net                                             1,210               -           -         1,210
Property, plant and equipment
  Land                                                                  1,427             222         768 (8)     2,417
  Buildings and improvements                                           44,096          12,265      (5,228)(8)    51,133
  Machinery and equipment                                              75,194          20,073      (8,468)(8)    86,799
                                                                     --------        --------    --------      --------
  Property, plant and equipment -at cost                              120,717          32,560     (12,928)      140,349
  Less - accumulated depreciation                                     (53,299)        (19,869)     19,869 (8)   (53,299)
                                                                     --------        --------    --------      --------
Property, plant and equipment-net                                      67,418          12,691       6,941        87,050
Underbillings-MPI de Mexico                                            27,350               -           -        27,350
Deferred income taxes                                                   2,941               -           -         2,941
Goodwill and intangibles-net                                           24,770               -      36,821 (9)    61,591
Other                                                                  10,666             168       2,599 (10)   13,433
                                                                     --------        --------    --------      --------
    Total assets                                                     $304,309        $ 37,009    $ 48,559      $389,877
                                                                     ========        ========    ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt                                    $  7,014        $      -    $      -      $  7,014
Accounts payable - trade                                               30,321           1,915         418 (11)   32,654
Accrued expenses and other
  current liabilities                                                  31,529           2,629         904 (11)   35,062
Income taxes payable                                                      548              53           -           601
Advances from customers                                                 1,255               -           -         1,255
                                                                     --------        --------    --------      --------
    Total current liabilities                                          70,667           4,597           -        75,264
                                                                     ========        ========    ========      ========
Long-term debt                                                         48,091               -      79,345 (12)  127,436
Commitments and contingencies                                          15,735               -           -        15,735
Other                                                                   2,381           1,477         149 (11)    4,007
                                                                     --------        --------    --------      --------
    Total liabilities                                                 136,874           6,074      79,494       222,442

Stockholders Equity:
  Common stock                                                            178               -           -           178
  Additional paid-in capital                                          206,018             465        (465)(13)  206,018
  Deficit                                                             (33,125)         29,966     (29,966)(13)  (33,125)
  Cumulative translation adjustments,
    net of tax                                                         (5,105)              -           -        (5,105)
  Other                                                                     -             504        (504)(13)        -
Deferred compensation                                                   3,998               -           -         3,998
                                                                     --------        --------    --------      --------
                                                                      171,964          30,935     (30,935)      171,964
Less
Treasury stock                                                          4,529               -           -         4,529
                                                                     --------        --------    --------      --------
    Total stockholders' equity                                        167,435          30,935     (30,935)      167,435
                                                                     --------        --------    --------      --------
    Total liabilities and stockholders' equity                       $304,309        $ 37,009    $ 48,559      $389,877
                                                                     ========        ========    ========      ========

Footnotes to Unaudited Pro Forma Consolidated Data
--------------------------------------------------

(1) Estimated additional depreciation related to the recording of property, plant and equipment at fair value.

(2) Estimated amortization of goodwill related to the purchase, over a 40 year life.

(3) Represents adjustment to interest income based on Company's intention to sell investments.

(4) Estimated additional interest expense based on increased borrowings under the Company's domestic revolver at an assumed 6% interest rate.

(5) Estimated income tax effect of Young Radiator Company and of the pro forma adjustments.

(6)      Recording of investments at net realizable value.

(7)      Represents an adjustment to record inventory at fair value.

(8) Represents an adjustment to record property, plant and equipment at fair value.

(9)      Estimated goodwill related to the purchase.

(10) Recording of overfunded pension asset and other miscellaneous assets at fair value.

(11)     Recording of liabilities at fair value.

(12) Represents the additional borrowings under the Company's domestic revolver.

(13)     Elimination of Young Radiator's equity accounts.


Note:
-----

Certain reclassifications have been made to the 1998 and 1997 Young Radiator Company financial statements to conform to the Company's presentation of such items.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              MOTIVEPOWER INDUSTRIES, INC.


                                              By: /s/ David L. Bonvenuto
                                                 -----------------------
                                                 David L. Bonvenuto
                                                 Vice President, Controller and
                                                 Principal Accounting Officer

                                                 February 1, 1999

                                  EXHIBIT INDEX

Exhibit No.
-----------

2        Stock Purchase Agreement dated September 3, 1998 by and among Fred M.
         Young, Jr., Sandra H. Young, Fred M. Young, Jr., Custodian for Ryan S. Young under the Wisconsin Uniform Gifts to Minors Act, Fred M. Young, Jr., Trustee of the Ariel H. Young Irrevocable Trust of 1996 and MotivePower Industries, Inc.